Exhibit 99.2

Perma-Fix Announces Financial Results and Provides Business Update
for the Second Quarter of 2015

ATLANTA – August 6, 2015 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter ended June 30, 2015.

Company Highlights

●	Revenue increased 29.2% to $16.4 million compared to Q2 2014

●	Treatment Segment revenue increased 18.0% compared to Q2 2014

●	Services Segment revenue increased 61.5% compared to Q2 2014

●	Gross profit increased 159.0% and gross margin increased to 24.7% compared to 12.3% for Q2 2014

●	Adjusted EBITDA (as defined below) of $2 million compared to a loss of $0.4 million for Q2 2014

●	Reaffirms adjusted EBITDA (as defined below) guidance of $6M to $7M for 2015

●	Achieves $2.8 million increase in net income from continuing operations, net of taxes, to $407,000 or $0.05 per share

Dr. Louis F. Centofanti, Chief Executive Officer, stated, “We are pleased to report continued improvement in our financial results, as evidenced by a 29% increase in revenue and a 159% increase in our gross profit. Revenue in our Treatment Segment increased 18% to $11.1 million due to higher waste volume, while revenue in our Services Segment increased 61.5% to $5.3 million due to new contracts that have been awarded. Moreover, Adjusted EBITDA in the second quarter was $2.0 million, compared to a loss for the same period last year. We attribute this improvement to a combination of top line growth and our successful initiatives to streamline operations. Our second quarter results were impacted by a scheduling change that moved a large shipment into the third quarter, which we have subsequently received. We continue to anticipate improvement in both revenue and profitability in the second half of the year, and reaffirm our prior guidance for adjusted EBITDA in the range of $6 million to $7 million.”

Dr. Centofanti continued, “We are also pleased to report a number of important developments within Perma-Fix Medical S.A., our Polish subsidiary, including the expansion of our senior management team and the successful scale-up of our process to produce Technetium-99m (“Tc-99m”) from Molybdenum-99 (“Mo-99”). The tests confirmed that the our proprietary resins could withstand higher levels of radiation, up to 4 curies, while producing clinically useful doses of Tc-99m. These results at the 4 curie level mark a major achievement, which has attracted significant interest from within the industry.”

Financial Results

Revenue for the second quarter of 2015 was $16.4 million versus $12.7 million for the same period last year. Revenue for the Treatment Segment was $11.1 million compared to $9.4 million for the same period in 2014. Revenue from the Services Segment was $5.3 million versus $3.3 million for the same period in 2014.

Gross profit for the second quarter of 2015 was $4.0 million versus $1.6 million for the second quarter of 2014. Gross margin increased to 24.7% from 12.3% for the same period last year primarily due to increased revenue generated from both segments and a reduction in certain fixed costs.

Operating income for the second quarter of 2015 was $613,000 versus an operating loss of $2.1 million for the second quarter of 2014. Operating loss for the second quarter of 2014 included a non-cash goodwill impairment charge of approximately $380,000 for our Schreiber, Yonley and Associates (“SYA”) reporting unit which was divested on July 29, 2014. Net loss attributable to common stockholders for the second quarter of 2015 was $154,000, or ($0.01) per share, versus net income of $11,000 or ($0.00) per share, for the same period in 2014. Net loss attributable to common stockholders for the second quarter of 2015 included a net loss of $713,000 from discontinued operations and net income attributable to common stockholders for the second quarter of 2014 included a net income from discontinued operations of $2.4 million. Loss from discontinued operations for the second quarter of 2015 included a non-cash asset impairment charge of $150,000 on our Perma-Fix Michigan, Inc. property and a penalty payment of approximately $201,200 in connection with certain alleged violations pertaining to our Perma-Fix of South Georgia, Inc. (“PFSG”) subsidiary. Income from discontinued operations for the second quarter of 2014 included a gain on insurance settlement of approximately $3.5 million for our PFSG subsidiary.

The Company recorded Adjusted EBITDA of $2.0 million from continuing operations during the quarter ended June 30, 2015, as compared to Adjusted EBITDA loss of $426,000 for the same period of 2014. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and impairment charges on goodwill. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2015	2014	2015	2014
Income (loss) from continuing operations	$407	$(2,361)	$(1,606)	$(6,063)

Adjustments:
Depreciation & amortization	943	1,098	1,909	2,309
Interest income	(11)	(6)	(20)	(14)
Interest expense	140	214	267	367
Interest expense - financing fees	56	36	115	81
Income tax expense	36	30	71	60

EBITDA	1,571	(989)	736	(3,260)

Research and development costs related to Medical Isotope project	432	183	827	317
Impairment loss on goodwill	—	380	—	380

Adjusted EBITDA	$2,003	$(426)	$1,563	$(2,563)

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses and research and development costs related to our Medical Isotope project:

	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$11,087	$5,267	$20,836	$9,119
Gross profit	3,335	697	4,570	940
Segment profit (loss)	2,258	60	2,443	(241)

	Three Months Ended		Six Months Ended
	June 30, 2014		June 30, 2014
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$9,396	$3,261	$17,068	$6,133
Gross profit	1,325	232	1,435	215
Segment profit (loss)	166	(944)	(1,007)	(1,992)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, August 6, 2015. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, and Ben Naccarato, Vice President and Chief Financial Officer, of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight September 6, and can be accessed by calling: (877) 660-6853 (U.S. callers) or +1 201-612-7415 (international callers) and entering conference ID: 13616885.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Through its subsidiary, Perma-Fix Medical S.A., the Company has also developed a new process to produce Tc-99m, the most widely used medical isotope in the world. The new process is expected to solve worldwide shortages of Tc-99m as it is less expensive, does not require the use of government-subsidized, weapons-grade materials and can be easily deployed around the world.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: we anticipate continued improvement in both revenue and profitability in the second half of the year; and reaffirm our prior guidance for adjusted EBITDA in the range of $6 million to $7 million. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technology; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; commercialization of Tc-99m; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2014 Form 10-K and Forms 10-Q for quarters ended March 31, 2015 and June 30, 2015. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2015	2014	2015	2014

Net revenues	$16,354	$12,657	$29,955	$23,201
Cost of goods sold	12,322	11,100	24,445	21,551
Gross profit	4,032	1,557	5,510	1,650

Selling, general and administrative expenses	2,905	2,970	5,776	6,182
Research and development	514	317	918	687
Impairment loss on goodwill	—	380	—	380
Gain on disposal of property and equipment	—	(16)	—	(16)
Income (loss) from operations	613	(2,094)	(1,184)	(5,583)

Other income (expense):
Interest income	11	6	20	14
Interest expense	(140)	(214)	(267)	(367)
Interest expense-financing fees	(56)	(36)	(115)	(81)
Foreign currency loss	—	—	(4)	—
Other	15	7	15	14
Income (loss) from continuing operations before taxes	443	(2,331)	(1,535)	(6,003)
Income tax expense	36	30	71	60
Income (loss) from continuing operations, net of taxes	407	(2,361)	(1,606)	(6,063)

(Loss) income from discontinued operations, net of taxes	(713)	2,372	(936)	2,105
Net (loss) income	(306)	11	(2,542)	(3,958)

Net loss attributable to non-controlling interest	(152)	—	(324)	—

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(154)	$11	$(2,218)	$(3,958)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.05	$(.21)	$(.11)	$(.53)
Discontinued operations	(.06)	.21	(.08)	.18
Net loss per common share	$(.01)	$—	$(.19)	$(.35)

Number of common shares used in computing net income (loss) per share:
Basic	11,505	11,433	11,496	11,426
Diluted	11,536	11,433	11,496	11,426

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2015	2014

ASSETS
Current assets:
Cash and equivalents	$1,193	$3,765
Account receivable, net of allowance for doubtful accounts of $1,886 and $2,170	9,615	8,272
Unbilled receivables	5,865	7,177
Other current assets	3,217	3,508
Deferred tax assets - current	385	385
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period	22	20
Total current assets	20,297	23,127

Net property and equipment	21,271	22,824
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period	531	681
Intangibles and other assets	41,747	42,004
Total assets	$83,846	$88,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,153	$20,233
Current liabilities related to discontinued operations	2,043	2,137
Total current liabilities	20,196	22,370

Long-term liabilities	18,996	19,341
Long-term liabilities related to discontinued operations	675	590
Total liabilities	39,867	42,301
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $835 and $803, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized; 11,512,783 and 11,476,485 shares issued, respectively; 11,505,141 and 11,468,843 shares outstanding, respectively	11	11
Additional paid-in capital	103,958	103,765
Accumulated deficit	(61,976)	(59,758)
Accumulated other comprehensive (loss) income	(63)	11
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	41,842	43,941
Non-controlling interest	852	1,109
Total stockholders' equity	42,694	45,050

Total liabilities and stockholders' equity	$83,846	$88,636